CONSENT OF
BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

To the Board of Directors
Ireland Inc.

We hereby consent to the incorporation by reference from the Annual Report on Form 10-K for the year ended December 31, 2011, in the registration statement Amendment No. 1 to Form S-3 of Ireland Inc. (An Exploration Stage Company), of our report dated March 30, 2012, with respect to the consolidated balance sheets of Ireland Inc. (An Exploration Stage Company), as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011, including inception cumulative data prospectively from February 20, 2001 through December 31, 2011.

BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

Pasadena, California
March 5, 2013